Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Azur Holdings, Inc. of our report dated July 12, 2005 relating to the financial statements of Azur Holdings, Inc. as of April 30, 2005 and for the year then ended, our report dated April 22, 2005 relating to the financial statements of The Grand Shell Landing, Inc. as of December 31, 2004 and for the 45 days ended December 31, 2004 and our report dated October 31, 2005 relating to the financial statements of The Grand Shell Landing, Inc. as of December 31, 2003 and for the year then ended, which appear in Azur Holding, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on July 29, 2005.

/s/ Baum & Company, P.A.

Baum & Company, P.A

Coral Springs, Florida
April 24, 2006